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                                                                      EXHIBIT 21



                                  SUBSIDIARIES


popmail.com (Delaware), inc., a Delaware corporation

PopMail Network, Inc., a Texas corporation

IZ.com, a Delaware corporation

Cafe Odyssey, LLC, a Minnesota limited liability corporation